Exhibit 10.63

May 18, 2006

PERSONAL & CONFIDENTIAL

Michael J. Jeffery

8 Nichols Road

Landgrove, VT 05148

Dear Michael:

LECG Corporation, a Delaware corporation, on behalf of itself and its wholly-owned subsidiary, LECG, LLC (collectively, “LECG” or the “Company”), is very pleased to confirm its offer for you to join the Company in a senior management role as its Chief Operating Officer (“COO”). Should you accept our offer, the commencement of your employment (“Effective Date”) will be May 15, 2006. This letter agreement will set forth the terms of your employment relationship with LECG, as well as some of LECG’s policies associated with your work at LECG.

Duties and Responsibilities.

You will be the COO and will be responsible for managing the operations of the Company, its subsidiaries and affiliates, as set forth in the job description attached hereto and incorporated herein by this reference. This is a full-time position reporting directly to the Chairman of the Board. You will also continue as a member of the Board of Directors, but will no longer receive cash or equity compensation for that service.

Compensation.

You will be compensated based on a salary and bonus plan. Your base salary will be set at a rate of $550,000 per annum. You are eligible for a target annual bonus of $550,000 subject to certain financial and management performance criteria to be established by the Compensation Committee of the Board of Directors. The  bonus plan objectives for 2006 have not yet been determined but will be aligned with the objectives established for the Chairman. Your salary will be reviewed on an annual basis for discretionary adjustment by the Compensation Committee as part of its overall salary review process for senior management. As we understand your availability during part of June and August may be limited due to pre-existing commitments, you have agreed to approximately 6 weeks of unpaid leave during the period, on such terms as is agreed with the Company’s Chief Financial Officer.

I will also request that the Compensation Committee approve a grant of 7,500 options to you with a 7 year vesting period at their meeting on July 26-27, 2006. The grant, if approved, would be effective August 1, 2006. These Options will be granted pursuant to the LECG Corporation’s 2003 Stock Option Plan (“Plan”), as amended from time to time. A copy of the Plan will be provided to you. You acknowledge that you will read the Plan, and you and LECG agree that your respective rights and responsibilities with regard to such Options will be governed solely by the terms of the Plan, as amended from time to time. These Options will be subject to, among other things, any splits or other similar events that may occur in the future which are applicable to these Options as provided for in the Plan.

The exercise price for these Options will be the “Fair Market Value” of LECG Corporation’s stock on the date of grant under the terms of the Plan. Because LECG Corporation’s shares are traded on NASDAQ, the Fair Market Value used to establish the exercise price for your Options will be the closing sales price for LECG Corporation’s stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal on the date of your Option grant.

We will provide you with a customized Non-Qualified Option Agreement. You must sign and return the customized Non-Qualified Option Agreement to LECG within fourteen (14) days of your receipt of the Option Agreement.

Office Location.

It is anticipated that you generally will spend at least three weeks per month of your time in the Company’s offices, with a focus on the offices in Emeryville, and Washington, D.C., subject to coordination with my schedule and the schedules of our Chief Financial Officer and Director of Administration. However, LECG is also willing to secure a small office space in Manchester, Vermont to permit you to work from Vermont, subject to cost and logistics assessment by our Director of Administration. LECG does not intend to request that you relocate from Vermont to Emeryville, California or Washington, D.C. Coach airfare reimbursement will be based on travel originating in Albany, New York or Boston, Massachusetts.

Benefits

You will be entitled to participate in the employee benefits afforded to all of the Company’s employees, subject to eligibility requirements. Each of these benefits is subject to revision from time to time, with respect to the benefit level, or even whether a particular benefit continues to be offered. To the extent that you elect to participate in these benefits, you would be subject to the same revisions and changes to such benefits as other LECG employees.

LECG also offers participation for employees in both a 401(k) Plan, Section 125(k) Flexible Spending Plan and Deferred Compensation Plan. To the extent LECG provides a match to employees’ 401(k) contributions, this will be provided to you.

You may elect to receive company group health insurance, vision, dental and prescription drug coverage. You can purchase additional dependent coverage through the plan. Currently, LECG employees pay a portion of the costs of certain insurance benefits for themselves and their families (including a life and accidental death and dismemberment policy and a long-term disability plan), and the amounts paid by the employees (via payroll deductions) may vary over time due to changes in the costs and availability of coverage. You will be subject to the same requirements to pay a portion of these costs as other LECG employees. Supplemental life insurance is also available at your own expense. Your health benefits coverage will begin on the first day of the first full month following your hire date, provided you enroll within 25 days of your hire date. Delay in completing enrollment forms could delay entry into the plans until the next open enrollment period. Open enrollment periods are held once per year.

You will be entitled to thirty (30) days of paid vacation per year. There are eight (8) paid holidays and two personal days offered each year. LECG does not define a standard number of sick days; however, we consider 10 business days or fewer to be reasonable.

Business Expenses

LECG will reimburse you for all reasonable and necessary business expenses incurred in the performance of your duties, subject to submission of appropriate receipts.

Terms

Your employment with LECG is based on the mutual consent of you and LECG, and accordingly either LECG or you may terminate your employment and this agreement at any time, with or without cause, and without payment of severance. If you decide to terminate your employment with LECG, you agree that you will provide LECG with thirty (30) days prior written notice addressed to the Chairman of the Board if Directors. Upon termination of your affiliation with LECG, you agree that you will no longer state that you are an employee of LECG.

You agree that you will abide by all policies of LECG, as may be amended from time to time. LECG reserves the right to change any of its policies from time to time, including policies discussed in this agreement, as business conditions warrant. Any such changes will be communicated upon their adoption.

Confidentiality; Non-Solicitation of Employees

You agree to hold confidential and for the sole benefit of LECG and its clients all non-public information, knowledge (whether verbal or written and howsoever stored or recorded), documents and other materials which you may create or acquire or in any way relating to LECG or its business (“Confidential Information”). Such Confidential Information is strictly confidential and must not be disclosed to anyone outside LECG or its clients, including family members or any LECG employee who is not entitled to the information, except as required by legal process or proceeding. If disclosure is required by law or compelled by legal proceeding, you agree to notify LECG’s General Counsel as soon as is practical of any request for the disclosure of Confidential Information.

Confidential Information does not include any information, knowledge, document or other material that is or becomes known to the public generally by means other than any disclosure thereof by you or any other person under a similar confidentiality obligation to LECG. Any doubts about whether any information is confidential should be resolved in favor of confidentiality. You shall not disclose, use, copy, publish, summarize or remove from the Company’s premises any Confidential Information except (i) during your employment with LECG to the extent reasonably necessary to carry out your responsibilities and (ii) after the termination of your employment with LECG, if and only if you obtain prior written consent of LECG.

You further agree that during your employment period and for one (1) year after the termination thereof, you will not directly or indirectly, on your own behalf or on behalf of any other party, solicit or induce, or cause others to solicit or induce, any person employed by or affiliated with, or acting as an independent contractor to LECG, its subsidiaries or affiliated entities, to terminate his/her relationship with LECG, its subsidiaries or affiliated entities.

Administrative Support

LECG will provide you with an appropriate level of executive assistance.

Final Agreement.

This offer letter is final and supersedes all previous and contemporaneous oral negotiations, writings and understandings between the parties concerning the subject matter of this offer letter, and this offer letter and its attachment constitutes the entire agreement between us.

Michael, all of us at LECG very much look forward to having you as part of our management team. Please sign below to indicate your acceptance of the terms contained in this letter and its attachment.

Very truly yours,

/s/ David J. Teece
David J. Teece
Chairman of the Board

Agreed to and accepted this 26 day of May, 2006.

/s/ Michael J. Jeffery
Michael J. Jeffery

DJT/crk
Attachment: COO Job Description

cc:	John C. Burke (w/encl.)
Marvin A. Tenenbaum, Esq. (w/encl.)

LECG CORPORATION

CHIEF OPERATING OFFICER

[Job Description]

REPORTS TO:

The Chairman of the Board of Directors.

FUNCTION:

Provides overall leadership in implementing the strategic direction of the Company, and in developing the tactics and business plans necessary to realize margin improvement, revenue and earnings growth, and to increase shareholder value.

Manages the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the Board, and financial and operational objectives are attained.

MANAGEMENT PHILOSOPHY OF THE FIRM:

LECG is a professional services firm that operates with a unique “at risk” business model. The business is organized around the “experts,” and the “at-risk” model provides them with professional autonomy, flexibility and the support of a highly capable staff and management team, but without corporate hierarchy. The “at risk” model is central to the firm’s culture, which maximizes the potential capabilities and energies of highly talented experts. Corporate management is intentionally lean, yet experienced in guiding professional service companies. It is our view that traditional employer-employee authority structures and bureaucratic policies inhibit the productivity of experts and often run counter to their professional values.

The firm provides a comprehensive support infrastructure, including information technology and administrative support services, such as marketing, billing, project accounting, receivables collection and internal and external financial reporting. The administrative support functions are highly centralized and integrated, thereby providing seamless support across a large number of offices and practice disciplines.

PERCEIVED MANAGEMENT NEEDS:

Over the past several years, the firm has experienced significant growth in the number of experts and professionals through extensive hires and acquisitions. The firm has also expanded its practice areas and opened offices in new locations – domestically and overseas. This requires careful management of an ever-growing and geographically diverse workforce and places significant demands on senior management, and on our internal systems, procedures and controls. The “non-traditional” nature of the firm’s business model, in conjunction with the rapid rate of growth presents unique management challenges, demanding a premium on “people skills.”

The firm is now at a crucial juncture, following its successful IPO and three years of 30% growth. It is now poised to implement its long term strategy to be pre-eminent in the industry, growing revenues from $300 million to in excess of $1 billion while maintaining its current high quality of service. As such, the firm seeks a Chief Operating Officer who has the energy, capabilities and experience to work closely with the Chairman and the Board of Directors to build shareholder value through the creation of a world-class, world renowned and highly profitable professional services firm. Key to achieving this success will be the continued development of high quality process and infrastructure necessary to support the firm’s growth aspirations.

KEY AUTHORITIES AND RESPONSIBILITIES:

A.                                   General Functions and Responsibilities

1.                                       Responsible for the attainment of long and short term financial and operational goals, including revenue growth, expense, and cost control, and margin management.

2.                                       Responsible for the overall administration of the firm with a strong interface with experts and senior management to ensure future growth and improve margins, and the establishment and implementation of all policy and operating initiatives.

3.                                       Provide effective leadership to the management and the employees of the firm and establish an effective means of control and coordination for all operations and activities as follows:

a.                                       Establish performance goals, allocates resources and assesses policies for senior corporate management.

b.                                      Interact extensively with Chief Financial Officer, Chief Accounting Officer, Director of Administration and General Counsel. Departments reporting to the COO include human resources, information technology services, facilities (operations), accounting and finance and legal.

c.                                       Direct internal communications with respect to administrative matters, establishes priorities and objectives with senior management team and executes directives from Chairman and Board.

d.                                      Direct operations of the firm to meet plans and financial goals, Sarbanes-Oxley compliance and governance requirements.

4.                                       Foster a corporate culture that promotes ethical practices, integrity and a positive work climate, enabling the Company to attract, retain and motivate a diverse group of quality employees including:

a.                                       Delivery of highest level of service internally to experts and externally to clients in a cost-effective and highly ethical manner.

b.                                      Facilitate the resolution of issues between practice areas and individual experts in coordination with the Chairman and the Director of Administration.

5.                                       Keep the Chairman and the Board fully informed on all aspects of the Company’s operational and financial affairs, and on all matters of significant relevance to the Company including potential threats, opportunities and recommended actions.

6.                                       Direct and participate in acquisition and growth activities to support overall business objectives and plans including management of acquisition planning, due diligence, integration and financial and acquisition monitoring.

7.                                       Develop and maintain a sound, effective organization structure, and ensure capable management succession, progressive employee training and development programmes, and reports regularly to the Board on these matters and senior executive performance. Initial focus includes development of a plan to identify and address current and future organizational requirements (such as a robust human resources function) and building of organizational capabilities (particularly in the area of information technology).

8.                                       Ensure that effective communications and appropriate relationships are maintained with the shareholders of the Company and other stakeholders as follows:

a.                                       Participate along with the Chairman and the Chief Financial Officer in investor relations, setting communications philosophy and strategy.

b.                                      Participate in capital market development, including financing strategies and bank relationships.

9.                                       Work with the Chief Financial Officer to direct short-term and long-range planning and budget development to support strategic business goals including:

a.                                       Develop an operational and financial strategy that supports strategic vision of the firm as articulated by the Chairman and the Board.

b.                                      Complete annual planning and budgeting in coordination with the Chief Financial Officer.

c.                                       Monitor performance against goals and objectives to ensure progress in being made and corrective action – if necessary – is being taken.

B.                                     Strategy/Risks

1.                                       Develop with the Chairman strategic plans to ensure the Corporation’s profitable growth and overall success. This includes updating and making changes as required, and involving the Board in the early stages of developing strategy.

2.                                       Turn the first year of the strategic plan into a detailed operating plan and budget. The main financial and operating objectives are then approved by the Board and become the basis by which all executive and employee pay for performance goals are set and measured.

3.                                       Identify, in conjunction with other senior executives, the key risks with respect to the Company and its businesses and reviews such risks and strategies for managing them with the Board.

4.                                       Ensure that the assets of the Company are adequately safeguarded and maintained.

C.                                     Financial Reporting

1.                                       Oversee the quality and timeliness of financial reporting. Reports to the Board, in conjunction with the Chief Financial Officer, on the fairness and adequacy of the financial reporting of the Company to its shareholders.

2.                                       Ensure, in conjunction with the Chief Financial Officer, that the annual and interim reports of the Company do not contain any misrepresentations and that the annual and interim financial statements fairly present, in all materials respects, the financial condition, results of operations and cash flows of the Company.

3.                                       Design (or supervise the design of), implement, maintain and periodically evaluate, in conjunction with the Chief Financial Officer and the Chief Accounting Officer, the effectiveness of:

a.                                       Internal controls to provide reasonable assurances that the financial statements of the Corporation are fairly presented in accordance with generally accepted accounting principles; and

b.                                      Disclosure controls and procedures to provide reasonable assurances that material information relating to the Company is made known to the Chief Operating Officer by others within the Company. Reports any deficiencies in such controls and procedures to the Audit Committee in coordination with the Chief Accounting Officer.